INDEPENDENT AUDITORS' CONSENT

MetLife  Investors  USA Separate  Account A of
MetLife  Investors  USA Insurance Company:

We consent to (a) the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-54464 under the Securities Act of 1933 on Form N-4 of our report dated February 5, 2001 regarding MetLife Investors USA Insurance Company (formerly Security First Life Insurance Company) and our report dated March 14, 2001 regarding MetLife Investors USA Separate Account A (formerly Security First Life Separate Account A) appearing in the financial statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, and (b) the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/DELOITTE & TOUCHE LLP

Los Angeles, California
April 11, 2001